SHARE EXCHANGE AGREEMENT

This Agreement dated as of the 25th day of July, 2008 by and among WHITEMARK HOMES, INC. a Colorado Corporation, with an address at 677 North Washington Boulevard, Sarasota, Florida 34236-4241 (“Whitemark”), all of the shareholders of Blue Sky Oil and Gas Corp. a Nevada Corporation, with an address at #10 1511 highland Crescent, S.E. Calgary, Alberta Canada T2G 5MY (Blue Sky Oil and Gas Corp.) hereafter referred to as “Blue Sky” who are listed on Exhibit “A”, which is annexed hereto and made part hereof, (the “Blue Sky Shareholders”), Blue Sky, and TMK HOLDINGS, INC. a Nevada corporation with an address at ____________________________ (“TMK”).

WITNESSETH

WHEREAS, the Board of Directors of Whitemark deems it advisable and in the best interests of Whitemark to exchange certain common stock of Whitemark for all of the shares of Blue Sky from the Blue Sky Shareholders in order to advance the long-term business interests of Whitemark;

WHEREAS, the Blue Sky Shareholders desire to exchange all of their shares of Blue Sky for seventy-eight million sixty eight thousand nine-hundred twenty-one (78,068,921) shares of Whitemark’s Common Stock par value $0.001 (“Common Stock”) (the seventy-eight million sixty eight thousand nine-hundred twenty-one (78,068,921) shares of Whitemark common stock are hereinafter referred to as the “Exchange Common Stock”), which shall be issued at a later date as hereinafter provided; after such exchange Whitemark shall own one hundred (100%) percent of Blue Sky’s issued and outstanding common stock, and Blue Sky shall be a wholly-owned subsidiary of Whitemark;

WHEREAS, TMK desires to sell 12,311,977 shares of Whitemark Common Stock in return for payment of the Whitemark Note;

WHEREAS, Whitemark shall issue the Exchange Common Stock to Blue Sky to be held in escrow in accordance herewith;

WHEREAS, the Board of Directors of Whitemark has adopted, approved and authorized the execution and delivery of this Agreement to implement the exchange of all of the shares of Blue Sky for Certain Common Stock by Whitemark from the Blue Sky Shareholders in compliance with the Colorado Business Corporation Act, and the Board of Directors of Blue Sky has adopted, approved and authorized the execution and delivery of this Agreement, in compliance with the provisions of the Nevada Revised Statutes with the result that Whitemark shall issue to the Blue Sky Shareholders the Exchange Common Stock on the Closing Date as soon as practicable thereafter in exchange for one hundred (100%) percent of the issued and outstanding shares of Blue Sky;

WHEREAS, Blue Sky and Whitemark intend that the exchange of all of the shares of Blue Sky by Whitemark from the Blue Sky Shareholders shall qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Board of Directors of Whitemark intends to, and shall, prior to closing, have this Agreement and the transactions with respect to this Agreement approved by the shareholders of Whitemark in accordance with the applicable provisions the Colorado Business Corporation Act; and

WHEREAS, as of the date of this Agreement, Whitemark has issued and outstanding twenty one million three hundred thirty one thousand seventy nine (21,331,079) shares of common stock, par value $0.001 per share.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth, and for good and valuable consideration, receipt of which is hereby acknowledged,

IT IS AGREED:

1. Recitals. The parties hereby adopt as part of this Agreement each of the recitals which is set forth above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement; such WHEREAS clauses are hereby confirmed and ratified as being accurate by each party as to itself, herself and himself.

2. Increase in Authorized Shares. Whitemark agrees as soon as practicable after the Closing Date to do the following:

A. increase its number of authorized shares so that there shall be five hundred million (500,000,000) authorized shares, par value $.001 of Whitemark common stock.

3. Closing Transactions.

A. On the Closing Date, the Escrow Agent, subject to, and consistent with, the provisions of this Agreement, shall, provided that the TMK NOTE shall have been paid, release the Blue Sky stock to Blue Sky which shall cause the Stock to be distributed to the Blue Sky Shareholders, all of which common stock shall be held in Escrow pursuant to Paragraph “C” of this Article “3” of this Agreement, in exchange for all of the shares of Blue Sky Common Stock, after which exchange Whitemark shall own one hundred (100%) percent of Blue Sky common stock, and Blue Sky shall thereby become a wholly-owned subsidiary of Whitemark.

B. Prior to the Closing, TMK shall deposit the 12,311,977 shares in escrow with escrow agent. The escrow will be released upon payment of the TMK Note.

C. Upon the signing of this Agreement Whitemark, the Blue Sky Shareholders, Blue Sky, TMK shall enter into the Escrow Agreement Jack H. Halperin, Esq. in the form which is annexed hereto as Exhibit “C”; provided however, that TMK shall have full right to vote their respective shares of Exchange Common Stock while they are held in escrow until the TMK Note shall have been paid. TMK shall vote all shares of Whitemark owned by them in favor if the exchange with BlueSky.

4. Post-Closing Transactions.

A. The Amendment. As soon as practicable after the Closing Date Whitemark shall take such action as may be necessary to amend its Certificate of Incorporation to (i) increase Whitemark’s authorized shares of Common Stock to five hundred million (500,000,000), and (ii) to authorize ten million (10,000,000) shares of preferred stock (the “Amendment”).

5. Directors and Officers.

A. Immediately prior to the signing of this Agreement, the Board of Directors of Whitemark shall appoint Blue Sky’s directors to serve as the directors of Whitemark, to hold office in accordance with the certificate of incorporation and bylaws of Whitemark until their successors are duly elected or appointed and qualified. Immediately after such appointment of Blue Sky’s directors, the current directors other than Barry Reese of Whitemark shall resign. Barry Reese shall be elected President of the Company.

B. Immediately prior to the signing of this Agreement, the officers of Whitemark serving immediately shall resign and the Board shall elect new officers.

6. Closing Date. The closing of this transaction (the “Closing”) shall take place at the offices of Robert Turffs, Esq. at 11:00 AM Eastern Daylight Time (“EDT”) on August 8, 2008 or such other date which is mutually agreed upon in writing by the parties, either of which is hereinafter referred to as the “Closing Date”.

7. Blue Sky’s Representations, Warranties and Covenants. Blue Sky, represents, warrants and covenants to Whitemark (for the purpose of these representations, warranties and covenants including all of its subsidiary corporation) as follows:

A. Corporate Status.

i. Blue Sky is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Nevada, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement

ii. Copies of (a) the Certificate of Incorporation of Blue Sky, and all amendments to the Certificate of Incorporation, certified by the Secretary of State of the State of Nevada and (b) the By-Laws of Blue Sky, as amended, certified by the Secretary of Blue Sky are annexed to, and made a part of, this Agreement as Exhibit 7A respectively, and are complete and correct as of the date of this Agreement.

B. Capitalization.

i. Blue Sky has one hundred thousand (100,000) authorized shares of common stock, all of which are issued and outstanding, all of which are owned by the shareholders set forth on Exhibit “A”.

ii. Blue Sky does not have any (i) subscriptions, options, warrants, rights or other agreements outstanding to acquire from Blue Sky shares of stock of Blue Sky or any other equity security or security convertible into an equity security of Blue Sky, (ii) outstanding shares of preferred stock or (iii) agreements or commitments to increase, decrease or otherwise alter the authorized capital stock of Blue Sky.

C. Authority of Blue Sky. Blue Sky has full corporate power and authority to execute, deliver and perform this Agreement and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement, and no other corporate action on its part is necessary to authorize and approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement and the consummation by Blue Sky of the transactions set forth in this Agreement have been duly and validly authorized, executed and delivered by the Blue Sky Shareholders, and (assuming the valid authorization, execution and delivery of this Agreement by Whitemark, this Agreement is valid and binding upon Blue Sky and enforceable against Blue Sky in accordance with its terms (except as the enforceability of this Agreement may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies, and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). A certified resolution of the Board of Directors of Blue Sky with respect to Section “7”, “10”, “12” through “16” and “18” through “22” of this Agreement and a consent of Blue Sky’s stockholders owning a majority of the issued and outstanding shares of Blue Sky Common Stock approving Blue Sky’s entry into this Agreement and the consummation of the transactions set forth in this Agreement are annexed to, and made a part of, this Agreement as Exhibit 7C.

D. Compliance with the Law and Other Instruments. Blue Sky is and has been in material compliance in all material respects with any and all legal requirements applicable to Blue Sky. Blue Sky (i) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any governmental authority or any other written notice which would indicate that Blue Sky is not currently in compliance with all applicable legal requirements, and (ii) is not in default under any legal requirement applicable to Blue Sky, and Blue Sky has no knowledge that any condition exists (whether or not covered by insurance) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any legal requirement applicable to Blue Sky.

E. Absence of Conflicts. The execution and delivery of this Agreement, and the consummation by Blue Sky and the Blue Sky Shareholders of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of Blue Sky’s Certificate of Incorporation or By-Laws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which Blue Sky is a party to or by which any of its assets are bound, (iii) do not and shall not cause Blue Sky to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of Blue Sky. Blue Sky has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

F. Financial Statements. Attached hereto as Exhibit 7F are the audited financial statements of Blue Sky (the “Blue Sky Financial Statements”) consisting of audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for June 30, 2008. The Blue Sky Financial Statements (including the notes thereto) have been prepared and audited in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Blue Sky as of such dates and the results of operations of Blue Sky for such periods. Blue Sky has been advised by its auditors that the auditors are registered with the Public Company Accounting Oversight Board, which was created pursuant to the Sarbanes-Oxley Act of 2002.

G. Environmental Compliance.

i. Blue Sky has complied and is in compliance, in all material respects, with all applicable Environmental, Health and Safety Requirements.

H. OSHA Compliance. Blue Sky is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges pursuant to OSHA and other governmental requirements relating to occupational health and safety including, but not limited to, OSHA.

I. Non-Tax Liabilities. Other than set forth in the Blue Sky Financial Statements, Blue Sky does not have any liabilities of any nature, accrued or contingent, arising since June 30, 2008 and prior to the date of this Agreement in the ordinary course of business (which are not inconsistent with the representations and warranties of Blue Sky or any other provision of this Agreement.)

J. Representations and Obligations with respect to Taxes.

i. As used in this Paragraph “J” of this Section “7” of this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986 (the “Code”) or any similar group defined under a similar provision of state, local, or foreign law; “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

ii. Blue Sky has filed all tax returns which it was required to file, all such tax returns were true, correct, and complete in all material respects, all taxes owed by Blue Sky (whether or not shown on any tax return and whether or not any tax return was required) have been paid, Blue Sky is not currently the beneficiary of any extension of time within which to file any tax return, no claim has ever been made by a taxing authority in a jurisdiction where the Blue Sky does not file tax returns which it is or may be subject to taxation by that jurisdiction, and there are no liens on any of the assets of Blue Sky that arose in connection with any failure (or alleged failure) to pay any tax, except for liens for taxes not yet due.

iii. Blue Sky has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

iv. No director or officer (or employee responsible for tax matters) of Blue Sky has received any notification (whether written or oral) that any taxing authority will assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of Blue Sky either (i) claimed or raised by any taxing authority in writing or (ii) as to which Blue Sky has knowledge (after reasonable investigation). No issue relating to taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to taxes was raised in writing by a taxing authority in any completed audit or examination, which reasonably can be expected to recur in a later taxable period.

v. Blue Sky has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

vi. Blue Sky shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income which accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code or any comparable provision of state, local, or foreign tax law.

vii. Blue Sky is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes.

viii. Blue Sky has not entered into any sale leaseback or leveraged lease transaction which fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law) or any safe harbor lease transaction.

ix. All elections with respect to taxes affecting Blue Sky are disclosed or attached to a tax return of Blue Sky.

x. All private letter rulings issued by the Internal Revenue Service to Blue Sky (and any corresponding ruling or determination of any state, local, or foreign taxing authority) have been disclosed on Exhibit “M” (Section “7J”), and there are no pending requests for any such rulings (or corresponding determinations).

K. Contracts. Except as set forth on Exhibit “___” Blue Sky is not a party to any material contracts, which is hereby defined as a an obligation by Blue Sky to pay a sum greater than ten thousand ($10,000) dollars.

L. Absence of Changes. Since June 30, 2008, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Blue Sky taken as a whole. Without limiting the generality of the foregoing, except as set forth on Exhibit “N” since June 30, 2008:

i. Blue Sky has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside of the ordinary course of business;

ii. Blue Sky has not entered into any material agreement, contract, lease, or license outside of the ordinary course of business;

iii. no party (including Blue Sky) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Blue Sky is a party;

iv. Blue Sky has not imposed any security interest upon any of its assets, tangible or intangible;

v. Blue Sky has not made any material expenditures of its capital outside of the ordinary course of business;

vi. Blue Sky has not made any material capital investment in, or any material loan to, any other person or entity outside of the ordinary course of business;

vii. Blue Sky has not created, incurred, assumed, or guaranteed more than $50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

viii. Blue Sky has not granted any license or sublicense of any material rights under or with respect to any intellectual property;

ix. There has been no change made or authorized in the Certificate of Incorporation or By-Laws of Blue Sky;

x. Blue Sky has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

xi. Blue Sky has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

xii. Blue Sky has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

xiii. Blue Sky has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside of the ordinary course of business;

xiv. Blue Sky has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

xv. Blue Sky has not granted any increase in the base compensation of any of its directors, officers, and employees outside of the ordinary course of business;

xvi. Blue Sky has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

xvii. Blue Sky has not made any other material change in employment terms for any of its directors, officers, and employees outside of the ordinary course of business;

xviii. Blue Sky has not experienced any event, circumstance, or change (other than general economic conditions) which had or can reasonably be expected to have a material adverse effect upon the business, operations, prospects, properties, financial condition, or working

xx. Blue Sky has not made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect upon the tax treatment of Blue Sky or its business operations;

xxi. Blue Sky has not settled any claim or litigation, or filed any motions, orders, briefs, or settlement agreements in any proceeding before any governmental authority or any arbitrator;

xxii. Blue Sky has not maintained its books of account other than in the usual, regular, and ordinary manner and on a basis consistent with prior periods or made any change in any of its accounting methods or practices;

xxiii. Blue Sky has not suffered any extraordinary losses or waived any rights of any value;

xxiv. Blue Sky has not committed to do any of the actions set forth in Subparagraphs “i” through “xxiv” of this Paragraph “L” of this Section “7” of this Agreement.

M. No Approvals. No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

N. Broker. Blue Sky has not had any dealing with respect to the transactions set forth in this Agreement with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. Blue Sky represents that it has not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless Whitemark from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by Blue Sky or its affiliates or agents.

O. Securities Laws. Neither Blue Sky nor, to Blue Sky's knowledge, any director or executive officer of Blue Sky, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Blue Sky, there is not, pending or contemplated, any investigation by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (“FINRA”), or other regulatory authority with respect to Blue Sky or, to Blue Sky's knowledge, any current or former director or executive officer of Blue Sky.

P. Intellectual Property.

i. Blue Sky has not interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect, and none of the directors and officers of Blue Sky has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Blue Sky must license or refrain from using any intellectual property rights of any third party). To the knowledge of Blue Sky, no third party has interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of Blue Sky in any material respect.

ii. Except as set forth on Exhibit “7P”, Blue Sky has no intellectual property

iii. Blue Sky is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would interfere with his or her duties to Blue Sky or that would conflict with Blue Sky’s business as proposed to be conducted.

Q. Insurance. Blue Sky has no insurance policies.

R. Employee Benefits. Blue Sky has no employee benefits.

S. Guaranties. Blue Sky is not a guarantor or is not otherwise responsible for any liability or obligation (including indebtedness) of any other person or entity.

T. Certain Business Relationships. Except as set forth in Exhibit “7T” none of the officers, directors or stockholders of Blue Sky has been involved in any material business arrangement or relationship with Blue Sky, and none of the officers, directors or stockholders of Blue Sky owns any material asset, tangible or intangible, which is used in the business of Blue Sky.

U. Registration Rights. Blue Sky has not granted or agreed to grant to any person or entity any rights (including piggyback registration rights) to have any securities of Blue Sky registered with the United States Securities and Exchange Commission or any other governmental authority.

V. Change of Control Payments. Neither the execution, delivery and performance by Blue Sky of this Agreement nor the consummation of any of the transactions contemplated by this Agreement shall require any payment by Blue Sky, in cash or kind, under any agreement, plan, policy, commitment or other arrangement of Blue Sky. There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of the execution and delivery of this Agreement and any of the Exhibits to this Agreement or the occurrence of any of the transactions completed by this Agreement. There are no payments or other benefits, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Blue Sky has not made, is not obligated to make, and is not a party to any agreement that under certain circumstances could obligate it to make any “excess parachute payment” as defined in Code Section 280G.

W. Investments. The sole equity securities owned by Blue Sky are those of its subsidiary Blue Sky Technologies, Inc. Blue Sky does not own any debt securities.

X. Accounts Receivable. Except as otherwise set forth on Exhibit “W” the accounts receivable reflected on the July 22, 2008 balance sheet included in the Blue Sky Financial Statements and all of Blue Sky’s accounts receivable arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered, and performed to the account obligors, and no further filings (with governmental authorities, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle Blue Sky to collect the accounts receivable in full. Except as otherwise set forth on Exhibit “W” (Section “7X”) attached hereto, no such account has been assigned or pledged to any other person or entity, and, except only to the extent fully reserved against as set forth in the July 22, 2008 balance sheet included in the Blue Sky Financial Statements, no defense or set-off to any such account has been asserted by the account obligor, and Blue Sky has no knowledge that any such defense or set-off exists.

Z. Properties and Assets. All of Blue Sky’s assets are set forth in the Blue Sky Financial Statements, which are attached hereto as Exhibit “J”

AA. Real Property.

i. Blue Sky has no interests in real property, including any leases of real property, except as set forth on Exhibit “7AA”

BB. Commitments.

i. Blue Sky is not a party to or bound by any of the following, whether written or oral:

a. any contract which cannot by its terms be terminated by Blue Sky upon 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

b. any contract or commitment for capital expenditures by Blue Sky in excess of an aggregate of $25,000 per calendar quarter;

c. any lease or license with respect to any properties, real or personal, whether as landlord, tenant, licensor, or licensee;

d. any contract, indenture, or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

e. any partnership agreement, joint venture agreement or limited liability company agreement;

f. any contract with any affiliate of Blue Sky relating to the provision of goods or services by or to Blue Sky;

g. any contract for the sale of any assets which in the aggregate have a net book value on Blue Sky’s books of greater than $25,000;

h. any contract which purports to limit Blue Sky’s freedom to compete freely in any line of business or in any geographic area;

i. preferential purchase right, right of first refusal, or similar contract; or

j. other contract with respect to the business of Blue Sky.

ii. All of the contracts listed or required to be listed on Exhibit ”Z” are valid, binding, and in full force and effect, Blue Sky has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such contract in any respect, and Blue Sky is not, and Blue Sky has no knowledge of any other party which is, in breach of any of the terms or covenants of any contract listed or required to be listed on Exhibit “Z”.

iii. Blue Sky is not a party to or bound by any contract or contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

CC. Permits. Blue Sky has any and all permits, rights, approvals, licenses, authorizations, legal status, orders, or contracts under any legal requirement or otherwise granted by any governmental authority (“Permits”) necessary for Blue Sky to own, operate, use, and/or maintain its properties and to conduct its business and operations as presently conducted and as it presently expects such business and operations to be conducted in the future. All such Permits are in effect, no proceeding is pending to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and Blue Sky has no knowledge of any such proceeding which is threatened. No administrative or governmental actions have been taken, and Blue Sky has no knowledge of any such actions which are threatened in connection with the expiration or renewal of such Permits which could reasonably be expected to adversely affect the ability of Blue Sky to own, operate, use, or maintain any of its properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Blue Sky has no knowledge of (i) any violations which have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) any circumstances which exist that would prevent or delay the obtaining of any requisite consent, approval, waiver, or other authorization of the transactions contemplated by this Agreement with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

DD. Absence of Certain Business Practices. Blue Sky has no knowledge of any instance where Blue Sky or any affiliate or agent of Blue Sky, or any other person acting on behalf of or associated with Blue Sky, acting alone or together, has received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee, or agent of any customer or supplier.

EE. Transactions with Affiliates Blue Sky has not purchased, acquired, or leased any property or services from, or sold, transferred, or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting, or similar agreement with, or engaged in any other significant transaction with any officer, director, or stockholder of Blue Sky or any of their respective affiliates. Except as set forth on Exhibit “BB” no officer, director, or stockholder of Blue Sky and none of their respective affiliates is indebted to Blue Sky for money borrowed or other loans or advances, and Blue Sky is not indebted to any such affiliate.

FF. Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations materially affecting Blue Sky or its properties, assets or businesses, or with respect to any matter arising out of the conduct of Blue Sky’s business pending or to its knowledge threatened, by or against, any officer or director of Blue Sky in connection with its affairs, whether or not covered by insurance. (i) neither Blue Sky nor its officers or directors are subject to any order, writ, injunction or decree of any court, department, agency or instrumentality affecting Blue Sky, and (ii) Blue Sky is not presently engaged in any legal action

GG. Complete Disclosure. No representation or warranty of Blue Sky which is set forth in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to Blue Sky’s knowledge contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any fact which is required to make the statements which are contained in this Agreement or in a writing furnished or to be furnished pursuant to this Agreement, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Blue Sky which would materially adversely affect same which has not been disclosed to Whitemark in this Agreement.

HH. No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Whitemark knew or had reason to know that any covenant, representation or warranty of Blue Sky in this Agreement or furnished or to be furnished to Whitemark contained untrue statements.

8. Whitemark’s Warranties and Covenants.  Whitemark, represents, warrants and covenants to Blue Sky and the Blue Sky Shareholders as follows:

A. Corporate Status.

i. Whitemark is (a) corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Colorado, (b) a corporation with all of the requisite power and authority to carry on its business as presently conducted and (c) authorized to do business in all jurisdictions where its business is presently conducted; and

ii.  copies of: (a) the Certificate of Incorporation of Whitemark, and all amendments to the Certificate of Incorporation, certified by the Secretary of State of the State of Colorado and (b) the By-Laws of Whitemark, as amended, certified by the Secretary of Whitemark, are annexed to, and made a part of, this Agreement as Exhibits “8A” (Section “8Aii”), respectively, and are complete and correct as of the date of this Agreement.

C. Capitalization. Whitemark’s current number of authorized shares is, and immediately subsequent to the Closing Date of this Agreement shall be, one hundred million (100,000,000) shares of Common Stock; provided however, that pursuant to Section “2” of this Agreement, as soon as it is practicable after the Closing Date, Whitemark shall increase its authorized shares to five hundred million (500,000,000) shares of Common Stock.

D. Authority of Whitemark. Whitemark has full corporate power and authority to execute, deliver and perform this Agreement and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement, and no other corporate action on its part is necessary to authorize and approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement and the consummation by Whitemark of the transactions set forth in this Agreement have been duly and validly authorized, executed, and delivered by the Board of Directors of Whitemark, this Agreement is valid and binding upon Whitemark and enforceable against Whitemark in accordance with its terms (except as the enforceability of this Agreement may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). A certified resolution of the Board of Directors of Whitemark approving Whitemark’s entry into this Agreement and the consummation of the transactions set forth in this Agreement is annexed to, and made a part of, this Agreement as Exhibit “8D”

E. Compliance with the Law and Other Instruments. Whitemark is and has been in material compliance in all material respects with any and all legal requirements applicable to Whitemark, including, but not limited to, all applicable federal and state “blue-sky” securities laws. Whitemark (i) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any governmental authority or any other written notice which would indicate that Whitemark is not currently in compliance with all applicable legal requirements, and (ii) is not in default under any legal requirement applicable to Whitemark, and Whitemark has no knowledge that any condition exists (whether or not covered by insurance) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any legal requirement applicable to Whitemark. Without limiting the generality of the foregoing, Whitemark has not received notice of, and, Whitemark has no knowledge of any basis for, any claim, action, suit, investigation or proceeding which might result in a finding that Whitemark is not or has not been in compliance with legal requirements relating to (i) the development, testing, manufacture, packaging, distribution, and marketing of its products, (ii) employment, safety and health, and/or (iii) environmental protection, building, zoning and land use.

F. Absence of Conflicts. The execution and delivery of this Agreement and the consummation by Whitemark of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of Whitemark’s Certificate of Incorporation or By-Laws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which Whitemark is a party to or by which any of its assets are bound, (iii) do not and shall not cause Whitemark to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of Whitemark. Whitemark has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

G. Financial Statements. Attached hereto as Exhibit “8G” are the following financial statements of Whitemark (collectively the “Whitemark Financial Statements”) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the three months March 31, 2008, and audited financial statements for the year ended December 31, 2007. The Whitemark Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Whitemark as of such dates and the results of operations of Whitemark for such periods.

I. Non-Tax Liabilities. Whitemark does not have any liabilities of any nature, accrued or contingent, other than the following:

(i) Liabilities for which full provision has been made on the Whitemark Financial Statements; and

(ii) Liabilities for professional fees and other expenses incurred in the ordinary course of business.

J. Representations and Obligations with respect to Taxes.

i. As used in this Section “8J”, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law; “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

ii. Except for Federal and State Tax Returns for 2007, Whitemark has filed all Tax Returns which it was required to file, all such Tax Returns were true, correct, and complete in all material respects, all Taxes owed by Whitemark (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid, Whitemark is not currently the beneficiary of any extension of time within which to file any Tax Return, no claim has ever been made by a taxing authority in a jurisdiction where the Whitemark does not file Tax Returns which it is or may be subject to taxation by that jurisdiction, and there are no liens on any of the assets of Whitemark that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

iii. Whitemark has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

iv. No director or officer (or employee responsible for tax matters) of Whitemark has received any notification (whether written or oral) that any taxing authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any tax liability of Whitemark either (i) claimed or raised by any taxing authority in writing or (ii) as to which Whitemark has knowledge (after reasonable investigation). Exhibit “8J” lists all Federal, state, local, and foreign income Tax Returns filed with respect to Whitemark since January 1, 2005 and indicates those Tax Returns which have been audited and indicates those Tax Returns which currently are the subject of audit or with respect to which any written or unwritten notice of any audit or examination has been received by Whitemark. Except as otherwise set forth on Exhibit “8J” attached hereto, no issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, which reasonably can be expected to recur in a later taxable period.

v. Whitemark has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

K. Contracts. Whitemark is not a party to any material contracts.

L. Absence of Changes. Since March 31, 2008, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Whitemark taken as a whole.

M. No Approvals. No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

N. Broker. Whitemark has not had any dealing with respect to the transactions set forth in this Agreement with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. Whitemark represents that it has not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless Blue Sky from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by Whitemark or its affiliates or agents.

O. Securities Laws. Neither Whitemark nor, to Whitemark's knowledge, any director or executive officer of Whitemark, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Whitemark, there is not, pending or contemplated, any investigation by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or other regulatory authority with respect to Whitemark or, to Whitemark's knowledge, any current or former director or executive officer of Whitemark.

P. Employee Benefits. Whitemark does not have any employees, and has no employee benefit plans.

Q. Guaranties. Whitemark is not a guarantor or is not otherwise responsible for any liability or obligation (including indebtedness) of any other person or entity.

R. Certain Business Relationships. None of the officers, directors or stockholders of Whitemark has been involved in any material business arrangement or relationship with Whitemark, and none of the officers, directors or stockholders of Whitemark owns any material asset, tangible or intangible, which is used in the business of Whitemark.

S. Registration Rights. Whitemark has not granted or agreed to grant to any person or entity any rights (including piggyback registration rights) to have any securities of Whitemark registered with the United States Securities and Exchange Commission or any other governmental authority.

T. Change of Control Payments. Neither the execution, delivery and performance by Whitemark of this Agreement nor the consummation of any of the transactions contemplated by this Agreement shall require any payment by Whitemark, in cash or kind, under any agreement, plan, policy, commitment or other arrangement of Whitemark. There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of the execution and delivery of this Agreement and any of the Exhibits to this Agreement or the occurrence of any of the transactions completed by this Agreement. There are no payments or other benefits, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Whitemark has not made, is not obligated to make, and is not a party to any agreement that under certain circumstances could obligate it to make any “excess parachute payment” as defined in Code Section 280G.

U. Investments. Whitemark owns the debt or equity securities of the entities set forth in Exhibit “___” attached hereto.

V. SEC Documents. As of the date of this Agreement, Whitemark is an issuer required to file reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Whitemark has filed with the Securities and Exchange Commission (the "SEC") all reports, statements, schedules and other documents (collectively, the "SEC Documents") required to be filed by reporting companies pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act. As of their respective dates, the financial statements included in the SEC Documents filed since September 30, 2007 (the "Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. There are no material misstatements or omissions in any periodic report previously filed by Whitemark pursuant to Section 13(a) of the Securities Exchange Act or in any proxy or information material previously furnished to its stockholders pursuant to Section 14 of the Exchange Act.

AA. Real Property.

As set forth in Whitemark’s the Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the SEC on April 15, 2008, Whitemark has no interest in any real property.

BB. Suppliers and Customers. Whitemark has no suppliers and no customers..

 Transactions with Affiliates. Whitemark has not purchased, acquired, or leased any property or services from, or sold, transferred, or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting, or similar agreement with, or engaged in any other significant transaction with any officer, director, or stockholder of Whitemark or any of their respective affiliates. No officer, director, or stockholder of Whitemark and none of their respective affiliates are indebted to Whitemark for money borrowed or other loans or advances, and Whitemark is not indebted to any such affiliate.

CC. Litigation. There are no legal, administrative, arbitration, or other proceedings or governmental investigations materially adversely affecting Whitemark or its properties, assets or businesses, or with respect to any matter arising out of the conduct of Whitemark’s business pending, or to its knowledge threatened, by or against, any officer or director of Whitemark in connection with its affairs, whether or not covered by insurance. (i) neither Whitemark nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting Whitemark, and (ii) Whitemark is not presently engaged in any legal action.

DD. Complete Disclosure. No representation or warranty of Whitemark which is set forth in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to Whitemark’s knowledge contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any fact which is required to make the statements which are contained in this Agreement or in a writing furnished or to be furnished pursuant to this Agreement, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Whitemark which would materially adversely affect same which has not been disclosed to Blue Sky and the Blue Sky Shareholders in this Agreement.

EE. No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Blue Sky or the Blue Sky Shareholders knew or had reason to know that any covenant, representation or warranty of Whitemark in this Agreement or furnished or to be furnished to Blue Sky or the Blue Sky Shareholders contained untrue statements.

9. Blue Sky Shareholders’ Representations, Warranties and Covenants.

Each of the Blue Sky Shareholders, each as to himself, herself or itself, hereby represents and warrants to each of the other parties to this Agreement that the statements contained in this Section “9” of this Agreement are true and correct:

A. Ownership. He, she or it is the record, beneficial and equitable owner of such number of shares of Blue Sky Common Stock as is set forth opposite his or its name on Exhibit “A” He or it holds said shares free and clear of all liens, claims or encumbrances, and has the full right and authority to exchange or transfer said shares pursuant to the terms of this Agreement.

B. Absence of Conflicts. His, she or its execution and delivery of this Agreement, the transfer of his or its shares of Blue Sky Common Stock and the consummation by him or it of the transactions set forth in this Agreement do not and shall not cause him or it to violate or contravene any provision of law or any governmental rule or regulation.

C. No Approvals. No approval of any governmental authority is required of him, her or it in connection with the consummation of the transactions set forth in this Agreement.

D. Complete Disclosure. No representation or warranty of him, her or it which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to his, her or its knowledge contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

E. No Defense. It shall not be a defense to a suit for damages by another party to this Agreement against him, her or it for any misrepresentation or breach of covenant or warranty that the other party which is suing him, her or it knew or had reason to know that any covenant, representation or warranty of him, her or it in this Agreement contained untrue statements.

F. Broker. He, she or it has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. Each of the Blue Sky Shareholders represents that he, she or it has not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless Whitemark from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by him or it or his or its affiliates or agents.

10. Mutual Covenants of All of the Parties Hereto.

A. Best Efforts. Each of the parties hereto shall use its best efforts to perform or satisfy each covenant or condition to be performed or satisfied by each of them before and after the Closing Date.

B. Notice of Developments and Updates. Each of the parties hereto shall give prompt written notice pursuant to Paragraph “C” of Section “22” of this Agreement to the other parties hereto of any act, event or occurrence which may cause or constitute a breach of any of its own representations and warranties in Sections “7”, “8” or “9” of this Agreement, as the case may be.

C. No Public Announcement. None of the parties hereto shall, without the prior written approval of the Blue Sky Shareholder’s Designee, as hereinafter defined in Subparagraph “x” of Paragraph “B” of Article “15” of this Agreement, and Whitemark, make any press release or other public announcement or communicate with any customer, competitor, or supplier of, or others having business dealings with, either of Blue Sky or Whitemark concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall determine such disclosure is required by law (which determination shall be made by such party based upon the advice of its counsel), in which event the other parties hereto shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

D. Exclusivity. Neither Blue Sky nor Whitemark shall, without the prior written approval of (i) in the case of Whitemark, all of the Blue Sky Shareholders or (ii) in the case of Blue Sky, Whitemark, (i) enter into, or (ii) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for, a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, but not limited to, by way of a tender offer) or similar transaction involving such party, other than the transactions contemplated by this Agreement.

11. Conduct of Whitemark’s Business prior to the Closing Date.  Between the date of this Agreement and the Closing Date, and except as contemplated by this Agreement Whitemark, shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of Whitemark, and use its best efforts to preserve Whitemark’s relationships, if any, with customers, suppliers and others having business dealings with Whitemark, to the end that its goodwill and ongoing business shall not be materially impaired on the Closing Date. Without the prior written consent of all of the Blue Sky Shareholders, Whitemark shall not:

A. make any change in its Certificate of Incorporation or By-Laws, except pursuant to the terms and conditions of this Agreement;

B. authorize or issue any capital stock or any rights, warrants, options or convertible securities to acquire such stock, except pursuant to the terms and conditions of this Agreement;

C. take any action or omit to do any act which would cause the representations or warranties of Whitemark contained herein to be untrue or incorrect in any material respect;

D. declare or make any payment or distribution to its shareholders (other than payment of compensation for services rendered, if applicable) or purchase or redeem any shares of capital stock, except pursuant to the terms and conditions of this Agreement;

E. commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an Exhibit annexed to this Agreement;

F. wind down or transfer its business; or

G. engage in any business activities whatsoever.

12. Conduct of Blue Sky Business Prior to the Closing Date.  Between the date of this Agreement and the Closing Date, Blue Sky shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of Blue Sky, and use its best efforts to (i) keep available to Blue Sky the services of Blue Sky’s present officers and employees, (ii) preserve Blue Sky’s relationships, if any, with customers, suppliers and others having business dealings with Blue Sky, to the end that its goodwill and ongoing business shall not be materially impaired on the Closing Date. Without the prior written consent of Whitemark, Blue Sky shall not:

A. make any change in the Certificate of Incorporation or By-Laws of Blue Sky;

B. conduct the business of Blue Sky in any manner other than in the ordinary course;

C. authorize or issue any capital stock or any rights, warrants, options or convertible securities to acquire such stock;

D. declare or make any payment or distribution to its shareholders (other than payment of compensation for services rendered, if applicable) or purchase or redeem any shares of capital stock, except pursuant to the terms and conditions of this Agreement;

E. take any action or omit to do any act which would cause the representations or warranties of Blue Sky contained herein to be untrue or incorrect in any material respect;

F. commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an Exhibit annexed to this Agreement; or

G. commit any other act or omit to do any other act which would have a material adverse effect upon the business, financial condition or earnings of Blue Sky.

13. Nondisclosure of Confidential Information/Non-Circumvent.

A. As used in this Agreement, “Confidential Information” shall mean oral or written information which is directly or indirectly presented to a party, its past, present or future subsidiaries, parents, officers, consultants, directors, shareholders, affiliates, attorneys, employees, agents and its and their respective Immediate Families (as defined below; all of the foregoing are hereinafter collectively referred to as “Agents”) by another party or its Agents, including, but not limited to, information which is developed, conceived or created by the party, or disclosed to the other party or its Agents or known by or conceived or created by the other party or its Agents during, or after the termination of, this Agreement if disclosed to the other party or its Agents or known by or conceived or created by the other party or its Agents as a result of this Agreement, with respect to the party, its business or any of said party’s products, processes, and other services relating thereto relating to the past or present business or any plans with respect to future business of the party, or relating to the past or present business of a third party or plans with respect to future business of a third party which are disclosed to the party. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of customers and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of the party that the party informs the other party or its Agents or the other party or its Agents should know, by virtue of said party’s position or the circumstances in which said party learned such other information, is to be kept confidential including, but not limited to, any information acquired by the other party or its Agents from any sources prior to the commencement of this Agreement. Confidential Information also includes similar information obtained by the party in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential.

For purposes of this Agreement, “Immediate Family” shall include the following: (A) any spouse, parent, spouse of a parent, mother-in-law, father-in-law, brother-in-law, sister-in-law, child, spouse of a child, adopted child, spouse of an adopted child, sibling, spouse of a sibling, grandparent, spouse of a grandparent, and any issue or spouse of any of the foregoing, and (B) such child or issue of such child which is born and/or adopted during or after the term of this Agreement and the issue (whether by blood or adoption) of such person; provided, however, that it shall not include any person who was legally adopted after attaining the age of eighteen (18) by any of the persons specified in this Paragraph “A” of this Article “13” of this Agreement or any spouse or issue (whether by blood or adoption) of any such person. A parent of a specified person shall include an affiliate.

B. Except as required in the performance of a party’s or its Agents’ obligations pursuant to this Agreement, neither said party nor its Agents shall, during, or after the termination of, this Agreement, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. Said Party or its Agents shall take all reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. The foregoing prohibition shall not apply to any Confidential Information which: (i) was generally available to the public prior to such disclosure; (ii) becomes publicly available through no act or omission of said party or its Agents (iii) is disclosed as reasonably required in a proceeding to enforce said party’s rights under this Agreement or (iv) is disclosed as required by court order or applicable law; provided, however, that if said party and/or its Agents are legally requested or required by court order or applicable law, including, but not limited to, by oral question, interrogatories, request for information or documents, subpoenas, civil investigative demand or similar process to disclose any Confidential Information, said party and/or its Agents, as the case may be, shall promptly notify the party of such request or requirement so that the party may seek an appropriate protective order; provided further, however; that if such protective order is not obtained, said party and/or its Agents, as the case may be, agree to furnish only that portion of the Confidential Information which they are advised by their respective counsel is legally required.

C. Upon termination of this Agreement for any reason or at any time upon request of a party, the other party and its Agents agree to deliver to the requesting party all materials of any nature which are in the other party’s or its Agents’ possession or control and which are or contain Confidential Information, or which are otherwise the property of the requesting party or any vendor, licensor, licensee, customer or client of the party, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes. The other party and its Agents shall destroy all written documentation prepared by them for internal purposes based in whole or in part on any Confidential Information and such destruction shall be confirmed to the requesting party in writing by the other party and/or its Agents.

D. Upon the consummation of the transaction set forth in this Agreement, all of the Confidential Information shall be deemed to be the property of Whitemark.

14.  Survival of Representations, Warranties and Covenants. All covenants, agreements, representations and warranties made in or in connection with this Agreement shall survive the Closing Date hereof, and shall continue in full force and effect, it being understood and agreed that each of such covenants, agreements, representations and warranties is of the essence of this Agreement and the same shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and assigns.

15. Conditions of Closing.

A. Conditions to the Blue Sky Shareholders’ Obligation to Close. The obligation of the Blue Sky Shareholders to close the transactions set forth in this Agreement shall be subject to the following conditions:

i. Representations and Warranties of Whitemark to be True. To Whitemark’s knowledge, the representations and warranties of Whitemark set forth in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived or affected by the transactions set forth in this Agreement; and Whitemark shall have delivered to the Blue Sky Shareholders a certificate of Whitemark (the “Whitemark Certificate”) in the form annexed to, and made a part of, this Agreement as Exhibit “HHH” (Article “15Ai”), signed by the President of Whitemark dated the Closing Date to such effect;

ii. Performance of Obligations of Whitemark. Whitemark shall have performed all obligations and complied with all covenants set forth in this Agreement to be performed or complied with in all material respects by it prior to the Closing Date, and Whitemark shall have delivered to the Blue Sky Shareholders the Whitemark Certificate signed by the President of Whitemark and dated the Closing Date to such effect;

iii. No Adverse Change. There shall not have occurred any material adverse change since the date of this Agreement and through the date of the Closing Date in the business, properties, results of operations or business or financial condition of Whitemark, and Whitemark shall have delivered to the Blue Sky Shareholders the Whitemark Certificate signed by the President of Whitemark and dated the Closing Date to such effect;

iv. Statutory Requirements. Any statutory requirement for the valid consummation by Whitemark of the transactions set forth in this Agreement shall have been fulfilled; any authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained, in order to permit consummation by Whitemark of the transactions set forth in this Agreement and to permit the business presently carried on by Whitemark to continue unimpaired following the Closing Date, shall have been obtained, and Whitemark shall have delivered to the Blue Sky Shareholders the Whitemark Certificate signed by the President of Whitemark and dated the Closing Date to such effect;

v. No Governmental Proceedings. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions set forth in this Agreement and Whitemark shall have delivered to the Blue Sky Shareholders the Whitemark Certificate signed by the President of Whitemark and dated the Closing Date to such effect;

vi. Consents Under Agreements. Whitemark shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement and Whitemark shall have delivered to the Blue Sky Shareholders the Whitemark Certificate signed by the President of Whitemark and dated the Closing Date to such effect;

vii. Good Standing Certificate. On the Closing Date, Whitemark shall provide the Blue Sky Shareholders with a good standing certificate for Whitemark issued by the Secretary of State of the State of Colorado , which certificate is complete and correct as of a date within thirty (30) days prior to the Closing Date;

viii. Shareholder Approval. As soon as it practicable subsequent to the execution of this Agreement, the shareholders of Whitemark shall have approved this Agreement and its related transactions in accordance with the applicable provisions of the Colorado Business Corporation Act, and Whitemark shall have delivered to the Blue Sky Shareholders a consent of the shareholders of Whitemark in the form annexed to, and made a part of, this Agreement as Exhibit “III” (Section “7C”); and

ix. Directors and Officers. The Board of Directors of Whitemark shall have appointed the individuals designated by Blue Sky pursuant to Paragraph “A” of Section “4” of this Agreement, and the directors and officers of Whitemark serving immediately prior to the Closing Date shall have resigned pursuant to Paragraphs “A” and “B” of Section “4” of this Agreement, respectively.

x. No Liabilities. Whitemark shall have no liabilities, contractual or other obligations, or business activities, all of which shall have been satisfied, resolved or transferred, except for the Promissory Note.

xi. Raising Capital. Whitemark shall have raised at least $650,000 of capital for the purpose of utilizing the proprietary system (the “System”) of Vector Resource Services Limited (“Vecto”) for use in gas producing properties.

B. Conditions to Whitemark’s Obligation to Close. The obligation of Whitemark to close the transactions set forth in this Agreement shall be subject to the following conditions:

i. Representations and Warranties of Blue Sky and the Blue Sky Shareholders to be True. To Blue Sky and the Blue Sky Shareholders’ knowledge, the representations and warranties of Blue Sky and the Blue Sky Shareholders set forth in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived or affected by the transactions set forth in this Agreement; and the Blue Sky Shareholders shall have delivered to Whitemark a certificate of Blue Sky (the “Blue Sky Certificate”) in the form annexed hereto and made a part hereof as Exhibit “___” (Section “15Bi”), signed by the President of Blue Sky and all of the Blue Sky Shareholders and dated the Closing Date to such effect;

ii. Performance of Obligations of Blue Sky and the Blue Sky Shareholders. Blue Sky and each of the Blue Sky Shareholders shall have performed all obligations and complied with all covenants set forth in this Agreement to be performed or complied with in all material respects by him or it prior to the Closing Date, and the Blue Sky Shareholders shall have delivered to Whitemark the Blue Sky Certificate signed by the President of Blue Sky and all of the Blue Sky Shareholders and dated the Closing Date to such effect;

iii. No Adverse Change. There shall not have occurred any material adverse change through the date of the Closing Date in the business, properties, results of operations or business or financial condition of Blue Sky, and Blue Sky shall have delivered to Whitemark the Blue Sky Certificate signed by the President of Blue Sky and all of the Blue Sky Shareholders and dated the Closing Date to such effect;

iv. Statutory Requirements. Any statutory requirement for the valid consummation by Blue Sky and the Blue Sky Shareholders of the transactions set forth in this Agreement shall have been fulfilled; any authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained, in order to permit consummation by Blue Sky and the Blue Sky Shareholders of the transactions set forth in this Agreement and to permit the business presently carried on by Blue Sky to continue unimpaired following the Closing Date, shall have been obtained, and the Blue Sky Shareholders shall have delivered to Whitemark the Blue Sky Certificate signed by the President of Blue Sky and all of the Blue Sky Shareholders and dated the Closing Date to such effect;

v. No Governmental Proceedings. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions set forth in this Agreement, and the Blue Sky Shareholders shall have delivered to Whitemark the Blue Sky Certificate signed by the President of Blue Sky and all of the Blue Sky Shareholders and dated the Closing Date to such effect;

vi. Consents Under Agreements. The Blue Sky Shareholders shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement, and the Blue Sky Shareholders shall have delivered to Whitemark the Blue Sky Certificate signed by the President of Blue Sky and all of the Blue Sky Shareholders and dated the Closing Date to such effect; and

vii. Blue Sky Shareholder Approval. The Blue Sky Shareholders shall have approved this Agreement and its related transactions pursuant to the applicable provisions of the Nevada Revised Statutes, and the Blue Sky Shareholders shall have delivered to Whitemark a consent of the Blue Sky Shareholders in the form annexed to, and made a part of, this Agreement as Exhibit “H” (Section 7B”).

viii. Good Standing Certificate. On the Closing Date, the Blue Sky Shareholders shall provide Whitemark with a status certificate for Blue Sky issued by the Secretary of State of the State of Nevada, which certificate is complete and correct as of a date within thirty (30) days prior to the Closing Date;

ix. Shareholder Designation. The Blue Sky Shareholders irrevocably constitute and appoint Alvin Liknes with full power of substitution and re-substitution, as its and their true and lawful agent, attorney-in-fact and representative, with full power to act for and on behalf of the Shareholders, and each of them, for all purposes pursuant to this Agreement and in connection with the transactions therein as set forth in the form annexed to, and made a part of, this Agreement as Exhibit “_____” (the “Blue Sky Shareholders’ Designee”). If Alvin Liknes, shall die, resign, or for any reason cease to serve as the Blue Sky Shareholders’ Designee before the completion of the transactions set forth in this Agreement, then a new Blue Sky Shareholders’ Designee shall be appointed by the Blue Sky Shareholders owning a majority issued and outstanding shares of stock.

16. Documents, Certificates, etc. to be Delivered at Closing.

A. At the Closing, Whitemark shall deliver the following items to the Blue Sky Shareholders:

i. the Whitemark Certificate (as defined in Subparagraph “i” of Paragraph “A” of Section “15” of this Agreement), signed by the President of Whitemark, in the form annexed to, and made a part of, this Agreement as Exhibit “HHH” (Section “15Ai”);

ii. stock certificates evidencing the Exchange Common Stock, as defined in the third “WHEREAS” clause of this Agreement;

iii. a good standing certificate of Whitemark, dated within thirty (30) days prior to the Closing Date;

iv. a consent of the shareholders of Whitemark, in the form annexed to, and made a part of, this Agreement as Exhibit “III” (Other than set forth in the Blue Sky Financial Statements “7C”).

B. At the Closing, the Blue Sky Shareholders shall deliver the following items to Whitemark:

i. the Blue Sky Certificate, as defined in Subparagraph “i” of Paragraph “B” of Other than set forth in the Blue Sky Financial Statements “15” of this Agreement, signed by the President of Blue Sky, in the form annexed to, and made a part of, this Agreement as Exhibit “___” (Other than set forth in the Blue Sky Financial Statements “15Bi”);

ii. stock certificates evidencing all of the issued and outstanding shares of Blue Sky Common Stock; and

iii. a consent of the Blue Sky Shareholders, in the form annexed to, and made a part of, this Agreement as Exhibit “H” (Other than set forth in the Blue Sky Financial Statements “7B”).

iv. a good standing certificate of Blue Sky, dated within thirty (30) days prior to the Closing Date.

17. Equitable Relief.

A. Whitemark acknowledges that the Blue Sky Shareholders shall be irreparably damaged if this Agreement is not consummated. Therefore, in the event of any breach by Whitemark of this Agreement, any of the Blue Sky Shareholders shall have the right, at his or its election, to obtain equitable relief including, but not limited to, an order for specific performance of this Agreement or an injunction, without the need to: (i) post a bond or other security, (ii) to prove any actual damage or (iii) to prove that money damages would not provide an adequate remedy. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which any of the Blue Sky Shareholders may have for damages or otherwise.

B. Each of the Blue Sky Shareholders acknowledges that Whitemark shall be irreparably damaged if this Agreement is not consummated. Therefore, in the event of any breach by Blue Sky or any of the Blue Sky Shareholders of this Agreement, Whitemark shall have the right, at its election, to obtain equitable relief including, but not limited to, an order for specific performance of this Agreement or an injunction, without the need to: (i) post a bond or other security, (ii) to prove any actual damage or (iii) to prove that money damages would not provide an adequate remedy. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which Whitemark may have for damages or otherwise.

18. Method of Termination.  This Agreement may be terminated prior to the Closing Date, by any of the following methods:

A. by mutual written consent of Board of Directors of Whitemark and all of the Blue Sky Shareholders or the Blue Sky Shareholders’ Designee;

B. by written notice pursuant to Paragraph “C” of Other than set forth in the Blue Sky Financial Statements “22” of this Agreement after the Closing Date which sets forth that the closing did not timely occur from (i) Whitemark to all of the Blue Sky Shareholders, or (ii) the Blue Sky Shareholders’ Designee to Whitemark. If, within ten (10) business days after receipt of such written notice, the Closing has not occurred, this Agreement shall be terminated; provided, however, that if the Closing shall not have occurred on, or prior to, the Closing Date as a result of any action taken, or failure to act, by any governmental or regulatory authority including, but not limited to, the withholding of, or a delay in, any approval in connection with any aspect of the transactions contemplated hereby, then the Closing Date shall automatically be extended until a date which is a reasonable time subsequent to the date upon which such governmental or regulatory action is resolved which will allow the parties to complete the procedures required to consummate the transactions contemplated hereby; provided, further, however, that the right to terminate this Agreement pursuant to this Paragraph “B” of this Other than set forth in the Blue Sky Financial Statements “18” of this Agreement shall not be available to any party whose failure to fulfill any obligation pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; provided, further, however, that the parties upon mutual written consent in accordance with Paragraph “C” of Other than set forth in the Blue Sky Financial Statements “22” of this Agreement may agree to adjourn the Closing Date and designate a new Closing Date, and after the designation of such a new Closing Date, this Paragraph “B” of this Other than set forth in the Blue Sky Financial Statements “18” of this Agreement shall have no effect until the new Closing Date has passed.

C. by Whitemark if there is a material breach of any representation or warranty set forth by Blue Sky in Other than set forth in the Blue Sky Financial Statements “7” of this Agreement or by any Blue Sky Shareholders in Other than set forth in the Blue Sky Financial Statements “9” of this Agreement or any covenant or agreement to be complied with or performed by Blue Sky or any of the Blue Sky Shareholders pursuant to the terms of this Agreement, the covenants set forth in Other than set forth in the Blue Sky Financial Statements “10” of this Agreement, or the failure of a condition set forth in Paragraph “B” of Other than set forth in the Blue Sky Financial Statements “15” of this Agreement to be satisfied (and such condition is not waived in writing by Whitemark) on or prior to the Closing Date, or the occurrence of any event which results in the failure of a condition set forth in Paragraph “B” of Other than set forth in the Blue Sky Financial Statements “15” of this Agreement to be satisfied on or prior to the Closing Date; provided however, that, Whitemark may not terminate this Agreement prior to the Closing Date if Blue Sky or any of the Blue Sky Shareholders, as the case may be, has not had an adequate opportunity to cure such failure, pursuant to Other than set forth in the Blue Sky Financial Statements “20” of this Agreement; or

D. by the Blue Sky Shareholders Designee if there is a material breach of any representation or warranty set forth in Other than set forth in the Blue Sky Financial Statements “8” of this Agreement or any covenant or agreement to be complied with or performed by Whitemark, the covenants set forth in Other than set forth in the Blue Sky Financial Statements “10” of this Agreement, or the failure of a condition set forth in Paragraph “A” of Other than set forth in the Blue Sky Financial Statements “15” of this Agreement to be satisfied (and such condition is not waived in writing by Blue Sky) on or prior to the Closing Date, or the occurrence of any event which results in the failure of a condition set forth in Paragraph “A” of Other than set forth in the Blue Sky Financial Statements “15” of this Agreement to be satisfied on or prior to the Closing Date; provided however, that, the Blue Sky Shareholders may not terminate this Agreement by mutual written consent prior to the Closing Date if Whitemark has not had an adequate opportunity to cure such failure pursuant to Other than set forth in the Blue Sky Financial Statements “20” of this Agreement.

E. by written notice pursuant to Paragraph “C” of Other than set forth in the Blue Sky Financial Statements “22” of this Agreement or TMK to Whitemark and the Blue Sky Shareholders if the Promissory Note is not paid in accordance with its terms, provided however, if, within ten (10) days receipt of such written notice, the Promissory Note, including all unpaid principal and accrued interest, is paid in full, then TMK may not terminate this Agreement

F. Effect of Termination. If this Agreement is terminated pursuant to the provisions set forth in Section “18” of this Agreement, then:

(i)
the Acquisition Common Stock and the Acquisition Preferred Stock shall released from escrow pursuant to the Escrow Agreement in the form annexed hereto as Exhibit “A” to TMK, and as soon a practicable thereafter, be cancelled,

(ii)	the shares of Blue Sky acquired pursuant to this Agreement shall be returned to the Blue Sky Shareholders, and

(iii)	the Redemption shall be cancelled and all shares redeemed by Whitemark from TMK shall be returned to TMK, and and this Agreement shall become null and void and shall have no further effect,

20. Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date of this Agreement until the Closing Date, each of the parties shall confer on a regular and frequent basis with one or more representatives of the other parties to report on the general status of ongoing operations. Blue Sky or the Blue Sky Shareholders, as the case may be, shall promptly provide Whitemark or its counsel with copies of any filings any of them made with any governmental entity in connection with this Agreement and the transactions contemplated hereby and thereby. Each of the parties shall notify the others of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of the parties pursuant to this Agreement to be breached or that renders or will render untrue any representation or warranty of the parties contained in this Agreement. Each of the parties shall also notify the others in writing of, and will use all commercially reasonable efforts to cure, before the Closing Date, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by the parties. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

21. Indemnification.

A. Indemnification by Whitemark. In order to induce Blue Sky and the Blue Sky Shareholders to enter into and perform this Agreement, Whitemark does hereby indemnify, protect, defend and save and hold harmless Blue Sky and each of the Blue Sky Shareholders and each of their Agents (the "Blue Sky Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by Whitemark of the representations, warranties and covenants set forth in Section “8” of this Agreement or in any documents delivered pursuant hereto or of a breach by Whitemark of any of its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

B. Indemnification by the Blue Sky Shareholders. In order to induce Whitemark to enter into and perform this Agreement, each of the Blue Sky Shareholders hereby jointly indemnifies, protects, defends and saves and holds harmless Whitemark and each of its Agents (the "Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by Blue Sky or such Blue Sky Shareholder of the representations, warranties and covenants set forth in Section “7” or Section “9” of this Agreement or in any documents delivered pursuant hereto or of a breach by Blue Sky or such Blue Sky Shareholder of any of his or its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

C. Reasonable Costs, Etc. The indemnification, which is set forth in this Section “21” of this Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

D. Third Party Claims. If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the “Claim”) is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the "Indemnifying Party"), then the Indemnified Party within twenty-one (21) days after such Indemnified Party's receipt of the Claim, shall notify the Indemnifying Party pursuant to Paragraph “C” of Section “22” of this Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the "Claim Notice"). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within ten (10) days after receipt of the Claim Notice pursuant to Paragraph “C” of Section “22” of this Agreement (such notice to control the defense is hereinafter referred to as the “Defense Notice”). The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Section “21” of this Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party. If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle the Claim. If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Section “22” of this Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Section “22” of this Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Notwithstanding the foregoing provisions of this Section “21” of this Agreement, as a condition to the Indemnifying Party either having the right to defend the Claim, or having control over settlement as indicated in this Section “21” of this Agreement, the Indemnifying Party shall execute an agreement, in the form annexed hereto and made a part hereof as Exhibit “LLL” (Article “21D”), acknowledging its liability for indemnification pursuant to this Section “21” of this Agreement. Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.

22. Miscellaneous.

A. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B. Enforceability. If any provision which is contained in this Agreement, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement and in this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

C. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to Blue Sky:	BLUE SKY OIL AND GAS CORP.
#10, 1511 High Field Crescent S.E.
Calgary, Alberta, Canada T2G 5MY
Attn: Alvin Likness
Phone: (403)-809-8775

If to Whitemark:	WHITEMARK HOMES, INC.
677 North Washington Blvd.
Sarasota, FL, 34236-4241
Attn: Barry Reese
Phone: (941) 376 -2103
Facsimile: (941) 365-1688

If to any of the Blue Sky Shareholders: To the address set forth for said party on Exhibit “A”.

If to TMK to:	Douglas Kanter

Facsimile:

with a copy to:	Jack H. Halperin, Esq.
1350 Broadway, Suite 1510
Florida, NY 10018-7715
Facsimile: (212) 971-0417

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph “C” of this Section “22” of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D. Governing Law; Disputes. This Agreement shall in all respects be construed, governed, applied and enforced under the internal laws of the State of Florida without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of Florida and made pursuant to the laws of the State of Florida. The parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement and that any such arbitration shall be commenced exclusively in Florida. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of Florida, County of Miami Dade. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the courts in the City of Miami, State of Florida as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to the exclusive jurisdiction of the courts of the State of Florida in any action or proceeding and submit to personal jurisdiction over each of them by such courts. The parties hereby waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the courts of the State of Florida, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph “C” of this Section “22” of this Agreement. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen percent (15%) or more. For example, if the party initiating arbitration (“A”) seeks an award of $100,000 plus costs and expenses, the other party (“B”) has offered A $50,000 in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has “prevailed”.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in Florida. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E. Expenses. Each party to this Agreement shall bear and pay its own costs and expenses incurred in connection with the execution and delivery of this Agreement and the transactions set forth in this Agreement. Whitemark shall bear all legal fees and expenses with respect to the preparation of this Agreement, and the preparation and filing of the Offering as set forth in Subparagraph “xii” of Paragraph “A” of Article “15” of this Agreement.

F. Construction. Each of the parties hereto hereby further acknowledges and agrees that (i) each has been advised by counsel during the course of negotiations and (ii) each counsel has had significant input in the development of this Agreement and (iii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

G. Entire Agreement. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

H. Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

I. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

J. Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

K. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

L. Facsimile Signatures. Any signature which is delivered via facsimile shall be deemed to be an original and have the same force and effect as if such facsimile signature were the original thereof.

M. Modifications. This Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Agreement which is signed by all of the parties to this Agreement.

N. Exhibits. All Exhibits annexed or attached to this Agreement are incorporated into this Agreement by reference thereto and constitute an integral part of this Agreement.

O. Severability. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement; provided, however, that if the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of this whole Agreement to any party, that party may cancel and terminate this Agreement by giving written notice to the other party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BLUE SKY OIL AND GAS CORP.		WHITEMARK HOMES, INC.

By:	/s/ Alvin Liknes	By:	/s/ Barry Reese
	Name: Alvin Liknes		Name: Barry Reese
	Title: President		Title: President

The BLUE SKY SHAREHOLDERS

679600 Alberta Ltd		TMK HOLDINGS, INC.

By:	/s/ Alvin Liknes	By:	/s/ Douglas Kanter
	Name: Alvin Liknes		Douglas Kanter, President
Title: President

Exhibit “A”

BLUE SKY SHAREHOLDERS

Before the Closing Date

Common Ownership	Blue Sky Common Shares	%	Address
679600 Alberta Ltd	25,325,000	100%

After the Closing Date

Whitemark Post Exchange Common Shares
679600 Alberta Ltd	51,000,000
Other Blue Sky Shareholders	27,668,921
TOTAL	78,668,921